Hostess Brands, Inc. Announces Third Quarter 2020 Financial Results
Delivers Strong Third Quarter Results
Raises Guidance to Upper-End of Previous Range
Announces $100 Million Share Repurchase Authorization

KANSAS CITY, MO, November 5, 2020 - Hostess Brands, Inc. (NASDAQ: TWNK, TWNKW) (the “Company”), today reported its financial results for the three and nine months ended September 30, 2020.

“We are very pleased with the double-digit revenue growth and continued EBITDA margin expansion in the quarter driven by the strong profit accretion from our Voortman business and continued growth of the Hostess®-branded business. We are encouraged by the steady return of the convenience channel and our achievement of year-over-year growth in our single-serve business which continues to reinforce the benefits of our operating model and ability to better service this important consumer group,” commented Andy Callahan, the Company's President and Chief Executive Officer. “We are also very excited about our 2021 innovation slate which establishes new platforms for incremental growth and we are confident that the investments we are making to support our continued growth momentum will drive increased shareholder value over the long-term.”
Financial Highlights for the Third Quarter 2020 as Compared to the Prior Year Period1

•Net revenue was $260.9 million, an increase of 18.5%*, driven primarily by strong performance of recently acquired Voortman Cookies Limited (“Voortman”) and Hostess® branded sales, partially offset by lower private-label and other non-Hostess branded sales.
•Gross profit was $91.2 million, an increase of 32.6%*. On an adjusted basis, gross profit increased 23.9%* primarily due to the accretive margin expansion generated from the successful integration of Voortman and increased Hostess® branded sales.
•Net income was $24.0 million, or $0.18 per diluted share, compared to $10.7 million, or $0.07 per diluted share, in the prior year period. Adjusted net income increased $6.1 million, or 31.8%, to $25.3 million, resulting in $0.19 adjusted EPS compared to $0.13 adjusted EPS in the prior year period. The increase in adjusted net income and adjusted EPS was primarily due to the accretion from the Voortman acquisition.
•Adjusted EBITDA was $60.2 million, or 23.1% of net revenue, an increase of 29.2%*. The increase was primarily driven by Voortman's adjusted EBITDA contribution and higher Hostess® branded sales.
•Cash and cash equivalents were $152.3 million as of September 30, 2020 with a proforma leverage ratio of 4.0x after factoring in the expected 2020 adjusted EBITDA contribution from Voortman.

*Excluding the In-Store Bakery business sold in 2019.

Operational Highlights for the Third Quarter 2020

•Developed exciting 2021 innovation slate which establishes platforms for incremental future growth in both the sweet baked goods and specialty better-for-you cookie segments with strong initial sell-in performance.
•Achieved strong profit accretion from Voortman while continuing to expand distribution following the completion of key integration activities.
•Executed key operational changes including completion of a new Donette production line during the third quarter in response to continuously increasing consumer demand while keeping our manufacturing and distribution facilities operational in the challenging environment caused by the COVID pandemic.
•Total Hostess manufacturer point of sale increased 6.7% and market share was 19.7% within the Sweet Baked Goods category driven by 8.5% Hostess® branded point of sale growth, which was ahead of the category growth of 7.5%.

1This press release contains certain non-GAAP financial measures, including adjusted revenue, adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted EBITDA, adjusted net income, adjusted net income attributed to Class A stockholders and adjusted earnings per share (“EPS”). Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the third quarter of 2019. All measures of market performance contained in this press release, including point of sale and market share include all Company branded products within the SBG category as reported by Nielsen but do not include other products sold outside of the SBG category. All market data in this press release refer to the 13 week period ended September 26, 2020. All market data in this press release reflect the restatement of historical convenience channel data executed by Nielsen during 2020. The Company's proforma leverage ratio is net debt (total long-term debt less cash) divided by the trailing twelve months adjusted EBITDA (including $27.0 million of full-year 2020 Voortman EBITDA).

Third Quarter 2020 Compared to Third Quarter 20191

Net revenue was $260.9 million, an increase of 14.8%, or $33.7 million, compared to $227.2 million. The increase in net revenue was driven primarily by the acquisition of Voortman which contributed $26.8 million of net revenue. Sweet baked goods net revenue increased 6.3% or $13.9 million, primarily driven by higher volume of core Hostess® branded products partially offset by lower sales of private label and non-Hostess® branded products.

Gross profit was $91.2 million, or 35.0% of net revenue, compared to $70.4 million, or 31.0% of net revenue. Adjusted gross profit was $91.2 million, or 35.0% of net revenue, compared to $75.2 million, or 33.1% of net revenue. Adjusted gross profit increased 23.9%* as a result of accretion from Voortman supported by achievement of synergies, lower promotional activity and higher productivity efficiencies, partially offset by higher operating costs due to COVID-19.
Operating costs and expenses were $49.8 million compared to $46.8 million. The increase was primarily attributed to the addition of Voortman's operating costs, including transition costs, partially offset by prior-year charges totaling $5.8 million due to costs related to the sale of the In-Store Bakery business, debt refinancing costs, remeasurement of the tax receivable agreement and costs related to the transition of the Company's primary distribution center.
The Company's effective tax rate was 20.8% compared to 22.0%. During the three months ended September 30, 2020, the effective tax rate was impacted by a tax law change which resulted in a discrete tax benefit of $1.2 million. During the three months ended September 30, 2019, the effective tax rate was impacted by a discrete tax benefit of $0.5 million related to the divestiture of the In-Store Bakery operations.
Net income was $24.0 million compared to $10.7 million and EPS was $0.18 per diluted share compared to $0.07 per diluted share. Adjusted net income was $25.3 million compared to $19.2 million and adjusted EPS was $0.19 compared to $0.13. Adjusted net income increased as a result of the higher volume and increase in gross profit noted above, partially offset by higher operating costs and depreciation and amortization as a result of the Voortman acquisition.
Adjusted EBITDA was $60.2 million, or 23.1% of net revenue, compared to $47.8 million, or 21.0% of net revenue, an increase of $12.4 million, or 25.9%. Excluding the impact of the In-store Bakery Business, adjusted EBITDA increased $13.6 million or 29.2%. The increase was driven by approximately $9.2 million of adjusted EBITDA from Voortman and higher volume of core Hostess® branded products.
Cash from operations for the nine months ended September 30, 2020 was $108.0 million compared to $107.4 million for the same period last year. Operating cash flow benefited from the incremental profits generated by Voortman as well as increased sales of Hostess® branded products partially offset by cash used to fund Voortman’s transaction and warehouse transition costs.
*Excluding the In-Store Bakery business sold in 2019.
2020 Outlook
Assuming there are no significant disruptions due to the COVID pandemic, we have raised our expected consolidated financial results for the full year 2020 to the upper-end of our previous outlook as follows:

•Adjusted EBITDA of $235 million to $240 million (from previous outlook of $230 million to $240 million), including Voortman Adjusted EBITDA of $27 million to $30 million (from previous outlook of $25 million to $30 million)
•Adjusted EPS of $0.73 to $0.75 (from previous outlook of $0.70 to $0.75)
•Leverage ratio of approximately 4x at the end of 2020 (consistent with previous outlook)

The Company reaffirms its long-term financial objectives of organic revenue growth, adjusted EBITDA margins and free cash flow conversion in the top-quartile of its peers.

The Company provides guidance only on a non-generally accepted accounting principles (non-GAAP) basis and does not provide a reconciliation of the Company's forward-looking financial expectations to the most directly comparable GAAP financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation; including adjustments that could be made for deferred taxes; remeasurement of the Tax Receivable Agreement, changes in allocation to the non-controlling interest, transformation expenses and other non-operating gains or losses reflected in the Company's reconciliation of historic non-GAAP financial measures, the amount of which could be material. Please refer to the Reconciliation of Non-GAAP Financial Measures included in this press release for further information about the use of these measures.

Share Repurchase
The Company announced today that its Board of Directors has approved a stock repurchase authorization of up to $100 million shares of its Common Stock, to provide additional flexibility with another avenue to generate shareholder value. The program has no expiration date and acquired shares of the Class A common stock will be held in treasury shares. The share repurchase program may be amended, suspended or discontinued at any time at the Company's discretion and does not commit the Company to repurchase shares of its Class A common stock. The actual timing, number and value of shares to be purchased under the program will be determined by the Company at its discretion and will depend on a number of factors, including the performance of the Company's stock price, general market and other conditions, applicable legal requirements, and compliance with the terms of the Company's outstanding indebtedness.
Conference Call and Webcast
The Company will host a conference call and webcast with an accompanying presentation today, November 5, 2020 at 4:30 p.m. EDT to discuss the results for the third quarter. Investors interested in participating in the live call can dial 877-451-6152 from the U.S. and 201-389-0879 internationally. A telephone replay will be available approximately two hours after the call concludes through Thursday, November 19, 2020, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13704985. The simultaneous, live webcast and presentation will be available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.

About Hostess Brands, Inc.

Hostess Brands, Inc. is a leading packaged food company focused on developing, manufacturing, marketing, selling and distributing fresh baked sweet goods and cookies in North America. The Hostess® brand's history dates back to 1919, when the Hostess® CupCake was introduced to the public, followed by Twinkies® in 1930. Today, the Company produces a variety of new and classic treats in addition to Twinkies® and CupCakes, including Donettes®, Ding Dongs®, Zingers®, Danishes, Honey Buns and Coffee Cakes. In January 2020, the Company acquired Voortman Cookies Limited which produces a variety of cookies and wafers products, including sugar-free products under the Voortman® brand. For more information about Hostess® products and Hostess Brands, please visit hostesscakes.com. Follow Hostess on Twitter: @Hostess_Snacks; on Facebook: facebook.com/Hostess; on Instagram: Hostess_Snacks; and on Pinterest: pinterest.com/hostesscakes.

The Company has one reportable segment: Snacking (formerly referred to as Sweet Baked Goods, or “SBG”). The Snacking segment consists of sweet baked goods, cookies, bread and buns and frozen retail products that are sold under the Hostess®, Dolly Madison®, Cloverhill®, Big Texas®, and Voortman® brands. Through August 30, 2019, we operated in two reportable segments: SBG and In-Store Bakery (“ISB”). The In-Store Bakery segment consisted of Superior on Main® and private label products sold through the in-store bakery section of grocery and club stores. The Company divested its In-Store Bakery segment's operations on August 30, 2019.

Forward-Looking Statements

This press release contains statements reflecting the Company's views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company's future operating performance and statements addressing events and developments that the Company expects or anticipates will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company's reputation and brand image; protecting intellectual property rights; leveraging the Company's brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; the ability to maintain or add additional shelf or retail space for the Company's products; the continued ability to produce and successfully market products with extended shelf life; our ability to successfully integrate, achieve expected synergies and manage our acquired businesses and brands; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; volatility in commodity, energy, and other input prices and the ability to adjust pricing to cover increased costs; dependence on major customers; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; increased costs in order to comply with governmental regulation; general political, social and economic conditions; a portion of the workforce belongs to unions and strikes or work stoppages could cause the business to suffer; product liability claims, product recalls, or regulatory enforcement actions; unanticipated business disruptions; dependence on third parties for significant services; insurance may not provide adequate levels of coverage against claims; failures, unavailability, or disruptions of the Company's information technology systems; dependence on key personnel or a highly skilled and diverse workforce; and the Company's ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company's Securities and Exchange Commission filings.

As a result of a number of known and unknown risks and uncertainties, the Company's actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company's Annual Report on Form 10-K for 2019 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 to be filed today. The impact of COVID-19 may also exacerbate these risks, any of which could have a material effect on the Company. This situation is changing rapidly and additional impacts may arise that the Company is not aware of currently. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company's behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$152,297	$285,087
Accounts receivable, net	136,930	104,892
Inventories	47,710	47,608
Prepaids and other current assets	20,116	15,569
Total current assets	357,053	453,156
Property and equipment, net	284,118	242,384
Intangible assets, net	1,974,081	1,853,315
Goodwill	707,132	535,853
Other assets, net	17,459	12,993
Total assets	$3,339,843	$3,097,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and lease obligations payable within one year	$13,097	$11,883
Tax receivable agreement payments payable within one year	9,100	12,100
Accounts payable	60,096	68,566
Customer trade allowances	57,059	45,715
Accrued expenses and other current liabilities	57,020	21,661
Total current liabilities	196,372	159,925
Long-term debt and lease obligations	1,106,374	975,405
Tax receivable agreement obligations	128,355	126,096
Deferred tax liability	298,387	256,051
Other long-term liabilities	1,340	—
Total liabilities	1,730,828	1,517,477

Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 125,149,257 and 122,108,086 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	12	12
Class B common stock, $0.0001 par value, 50,000,000 shares authorized, 5,622,149 and 8,409,834 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	1	1
Additional paid in capital	1,185,003	1,152,055
Accumulated other comprehensive loss	(11,004)	(756)
Retained earnings	375,603	334,480
Stockholders’ equity	1,549,615	1,485,792
Non-controlling interest	59,400	94,432
Total liabilities and stockholders’ equity	$3,339,843	$3,097,701

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net revenue	$260,855	$227,211	$760,566	$691,009
Cost of goods sold	169,700	156,791	500,700	461,951
Gross profit	91,155	70,420	259,866	229,058
Operating costs and expenses:
Advertising and marketing	11,762	10,627	32,983	30,186
Selling expense	8,675	6,992	39,173	23,822
General and administrative	21,913	17,736	71,261	54,483
Amortization of customer relationships	6,739	5,755	20,333	17,749
Business combination transaction costs	—	—	4,282	—
Other operating expense	729	5,739	756	6,256
Total operating costs and expenses	49,818	46,849	168,788	132,496
Operating income	41,337	23,571	91,078	96,562
Other expense:
Interest expense, net	10,265	9,813	32,570	30,351
Other expense	818	—	2,503	1,286
Total other expense	11,083	9,813	35,073	31,637
Income before income taxes	30,254	13,758	56,005	64,925
Income tax expense	6,281	3,029	12,022	10,915
Net income	23,973	10,729	43,983	54,010
Less: Net income attributable to the non-controlling interest	1,368	1,944	2,860	12,615
Net income attributable to Class A stockholders	$22,605	$8,785	$41,123	$41,395

Earnings per Class A share:
Basic	$0.18	$0.08	$0.33	$0.39
Diluted	$0.18	$0.07	$0.33	$0.37
Weighted-average shares outstanding:
Basic	124,905,538	115,196,195	123,901,333	106,904,733
Diluted	127,586,881	121,122,895	126,090,645	110,804,367

Results of Operations by Segment	Three Months Ended		Nine Months Ended
(In thousands)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net Revenue
Snacking	$260,855	$220,156	$760,566	$662,307
In-Store Bakery	—	7,055	—	28,702
	$260,855	$227,211	$760,566	$691,009
Gross Profit
Snacking	$91,155	$68,804	$259,866	$222,872
In-Store Bakery	—	1,616	—	6,186
	$91,155	$70,420	$259,866	$229,058

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Nine Months Ended
	September 30, 2020	September 30, 2019
Operating activities
Net income	$43,983	$54,010
Depreciation and amortization	40,999	32,678
Impairment of property, goodwill and intangibles	—	1,005
Debt discount (premium) amortization	977	(803)
Tax receivable agreement remeasurement	610	1,296
Non-cash fees on disposal of assets	—	1,414
Unrealized foreign exchange losses	1,392	—
Non-cash lease expense	358	—
Share-based compensation	6,583	7,157
Deferred taxes	8,575	9,519
Loss on sale of assets	317	471
Change in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(7,106)	(13,536)
Inventories	7,462	(3,451)
Prepaids and other current assets	(4,334)	(3,793)
Accounts payable and accrued expenses	2,186	18,305
Customer trade allowances	5,989	3,080
Net cash provided by operating activities	107,991	107,352

Investing activities
Purchases of property and equipment	(33,382)	(28,421)
Acquisition of business, net of cash acquired	(316,013)	—
Proceeds from sale of business, net of cash	—	63,353
Acquisition and development of software assets	(4,994)	(4,298)
Net cash provided by (used in) investing activities	(354,389)	30,634

Financing activities
Repayments of long-term debt and lease obligations	(8,375)	(7,470)
Proceeds from long-term debt origination, net of fees paid	136,888	—
Distributions to non-controlling interest	(3,423)	(6,659)
Tax payments related to issuance of shares to employees	(1,383)	(607)
Cash received from exercise of options and warrants	565	23
Payments on tax receivable agreement	(10,327)	(2,779)
Net cash provided by (used in) financing activities	113,945	(17,492)
Effect of exchange rate changes on cash and cash equivalents	(337)	—
Net increase (decrease) in cash and cash equivalents	(132,790)	120,494
Cash and cash equivalents at beginning of period	285,087	146,377
Cash and cash equivalents at end of period	$152,297	$266,871

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$31,883	$33,602
Net taxes paid	$5,403	$2,416
Supplemental disclosure of non-cash investing:
Accrued capital expenditures	$3,124	$1,468

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted net revenue, adjusted gross profit, adjusted operating income, adjusted net income, adjusted Class A net income, adjusted EBITDA and adjusted EPS collectively referred to as “Non-GAAP Financial Measures,” are commonly used in the Company's industry and should not be construed as an alternative to net revenue, gross profit, operating income, net income, net income attributed to Class A stockholders or earnings per share as indicators of operating performance (as determined in accordance with GAAP). These Non-GAAP Financial Measures may not be comparable to similarly titled measures reported by other companies. The Company has included these Non-GAAP Financial Measures because it believes the measures provide management and investors with additional information to measure the Company's performance, estimate the Company's value and evaluate the Company's ability to service debt.
Non-GAAP Financial Measures are adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or recurring items.
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization (iii) income taxes and (iv) share-based compensation, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, adjusted EBITDA:
•does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;
•does not reflect changes in, or cash requirements for, the Company's working capital needs;
•does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and
•does not reflect payments related to income taxes, the Tax Receivable Agreement or distributions to the non-controlling interest to reimburse its tax liability.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended September 30, 2020
	Net Revenue	Gross Profit	Operating Income	Net Income	Class A Net Income	Diluted EPS
GAAP Results	$260,855	$91,155	$41,337	$23,973	$22,605	$0.18
Non-GAAP adjustments:
Foreign currency impacts	—	—	—	398	378	—
Acquisition, disposal and integration related costs (1)	—	—	1,556	1,556	1,478	0.01
Tax Receivable Agreement remeasurement	—	—	610	610	610	0.01
Other	—	—	120	541	514	—
Remeasurement of tax liabilities	—	—	—	(1,222)	(1,222)	(0.01)
Tax impact of adjustments	—	—	—	(601)	(601)	—
Adjusted Non-GAAP results	$260,855	$91,155	$43,623	25,255	$23,762	$0.19

Income tax				8,104
Interest expense				10,265
Depreciation and amortization				14,522
Share-based compensation				2,080
Adjusted EBITDA				$60,226

(1) Acquisition, disposal and integration operating costs are included in general and administrative expenses on the consolidated statement of operations.

	Three Months Ended September 30, 2019
	Net Revenue	Gross Profit	Operating Income	Net Income	Class A Net Income	Diluted EPS
GAAP Results	$227,211	$70,420	$23,571	$10,729	$8,785	$0.07
Non-GAAP adjustments:
Acquisition, disposal and integration related costs	—	—	1,995	1,995	1,762	0.01
Facility transition costs (1)	—	4,816	5,347	5,347	4,722	0.05
Tax Receivable Agreement remeasurement	—	—	1,779	1,779	1,779	0.01
Impairment of property and equipment, intangible assets and goodwill	—	—	471	471	416	—
Other	—	—	1,493	1,493	1,318	0.01
Remeasurement of deferred taxes	—	—	—	(448)	(448)	—
Tax impact of adjustments	—	—	—	(2,158)	(2,158)	(0.02)
Adjusted Non-GAAP results	$227,211	$75,236	$34,656	$19,208	$16,176	$0.13

Income tax				5,635
Interest expense				9,813
Depreciation and amortization				10,739
Share-based compensation				2,377
Adjusted EBITDA				$47,772

(1) Facility transition operating costs are included in general and administrative expenses on the consolidated statement of operations.

	Nine Months Ended September 30, 2020
	Net Revenue	Gross Profit	Operating Income	Net Income	Class A Net Income	Diluted EPS
GAAP Results	$760,566	$259,866	$91,078	$43,983	41,123	$0.33
Non-GAAP adjustments:
Foreign currency impacts	—	—	—	1,394	1,317	0.01
Acquisition, disposal and integration related costs (1)	6,821	7,963	28,857	28,857	27,270	0.22
Facility transition costs	—	3,681	5,710	5,710	5,396	0.04
Tax Receivable Agreement remeasurement	—	—	610	610	610	—
COVID-19 Costs (2)	—	2,082	2,388	2,388	2,257	0.02
Other	—	—	100	1,217	1,150	0.01
Remeasurement of tax liabilities	—	—	—	(1,222)	(1,222)	(0.01)
Tax impact of adjustments	—	—	—	(9,894)	(9,894)	(0.08)
Adjusted Non-GAAP results	$767,387	$273,592	$128,743	$73,043	$68,007	$0.54

Income tax				23,138
Interest expense				32,570
Depreciation and amortization				40,999
Share-based compensation				6,582
Adjusted EBITDA				$176,332

(1) Acquisition, disposal and integration operating costs include $8.0 million of selling expense, $8.6 million of general and administrative expenses and $4.3 million of business combination transaction costs on the consolidated statement of operations.
(2) COVID-19 operating costs are included in general and administrative expenses on the consolidated statement of operations. Total COVID-19 non-GAAP adjustments primarily consist of costs of incremental cleaning and sanitation, personal protective equipment and employee bonuses.

	Nine Months Ended September 30, 2019
	Net Revenue	Gross Profit	Operating Income	Net Income	Class A Net Income	Diluted EPS
GAAP Results	$691,009	$229,058	$96,562	$54,010	41,395	$0.37
Non-GAAP adjustments:
Acquisition, disposal and integration related costs	—	1,563	3,558	3,558	3,049	0.03
Special employee incentive compensation (1)	—	33	1,910	1,910	1,637	0.01
Facility transition costs (1)	—	4,816	6,163	6,163	5,282	0.05
Tax Receivable Agreement remeasurement	—	—	1,296	1,296	1,296	0.01
Impairment of property and equipment, intangible assets and goodwill	—	—	1,476	1,476	1,265	0.01
Other	—	—	1,493	2,773	2,377	0.02
Remeasurement of deferred taxes	—	—	—	(3,672)	(3,672)	(0.03)
Tax impact of adjustments	—	—	—	(3,495)	(3,495)	(0.03)
Adjusted Non-GAAP results	$691,009	$235,470	$112,458	$64,019	49,134	$0.44

Income tax				18,082
Interest expense				30,351
Depreciation and amortization				32,678
Share-based compensation				7,157
Adjusted EBITDA				$152,287

(1) Special employee incentive compensation and facility transition operating costs are included general and administrative expenses on the consolidated statement of operations.